AMENDMENT NO. 1

TO

PARTICIPATION AGREEMENT

Amendment No. 1, effective March 28, 2014,to the Participation Agreement, (the “Agreement”), dated December 1, 2010 by and among AXA Equitable Life Insurance Company (the “Company”); Legg Mason Partners Variable Equity Trust and Legg Mason Partners Variable Income Trust (the “Fund”); Legg Mason Partners Fund Advisor, LLC; and Legg Mason Investor Services, LLC (the “Distributor”) (collectively, the “Parties”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

The Parties hereby agree to amend the Agreement as follows:

1.	Schedule A. Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached “Schedule A”.
2.	Schedule B. Schedule B of the Agreement is hereby deleted in its entirety and replaced with the attached “Schedule B”.
3.

The Company represents and warrants that it understands the requirements of all applicable laws, rules or regulations relating to bribery and corruption both in the Company’s home jurisdiction and in any other jurisdictions which may have a connection to the services performed by the Company in connection with the Agreement. The Company further represents and warrants that it will fully and faithfully comply with all requirements of such laws, rules or regulations in connection with all activities under or in any way connected with the Agreement and such requirements that the Fund or the Distributor may notify to Company.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

LEGG MASON PARTNERS VARIABLE EQUITY TRUST		LEGG MASON PARTNERS VARIABLE INCOME TRUST

By:	/s/ Kenneth Fuller	By:	/s/ Kenneth Fuller
Name: Kenneth Fuller		Name: Kenneth Fuller
Title: President		Title: President

LEGG MASON PARTNERS FUND ADVISER, LLC		LEGG MASON INVESTOR SERVICES, LLC

By:	/s/ Kenneth Fuller	By:	/s/ Michael P. Mattera
Name: Kenneth Fuller		Name: Michael P. Mattera
Title: President		Title: Director

AXA EQUITABLE LIFE INSURANCE COMPANY,

on behalf of itself and its separate accounts

By:	/s/ Steven M. Joenk
Name: Steven M. Joenk
Title: Managing Director

SCHEDULE A

Separate Accounts and Associated Contracts

Name of Separate Account	Policy Form Numbers of Contracts Funded by Separate Account
AXA Equitable Separate Account A	All Contracts
AXA Equitable Separate Account FP	All Contracts
AXA Equitable Separate Account I	All Contracts
AXA Equitable Separate Account 45	All Contracts
AXA Equitable Separate Account 49	All Contracts
AXA Equitable Separate Account 65	All Contracts
AXA Equitable Separate Account 66	All Contracts
AXA Equitable Separate Account 70	All Contracts
AXA Equitable Separate Account 206	All Contracts
AXA Equitable Separate Account 301	All Contracts

SCHEDULE B

PORTFOLIOS AVAILABLE UNDER THE CONTRACTS

Class I and Class II Shares, as applicable, of all Portfolios that are series of Legg Mason Partners Variable Equity Trust and Legg Mason Partners Variable Income Trust, whether now existing or hereafter created.